FILED
05 SEP -2 PM 1:14
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF

VEIN ASSOCIATES OF AMERICA, INC.

Pursuant to the provisions of the Florida Business Corporation Act, the above corporation adopts the following amendment to the Articles of Incorporation by way of shareholder consent.

1. The following amendment of the Articles of Incorporation was adopted by shareholder consent by a majority of the shareholders of the corporation on December 1, 2004, said articles are hereby amended as follows:

Article III
Capital Stock

The number of shares of stock that this corporation is authorized to have outstanding at any one time is: 75,000,000

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2. The number of shares of the corporation outstanding at the time of adoption of the foregoing was approximately 10,000,000; and the number of shares entitled to vote thereon were the same.

3. The number of share consenting to the action was 10,000,000. The shareholders consenting to the action represented a majority of the issued and outstanding shares.

Effective the 1st day of December, 2004.

Mark Gray, President

Mark Gray, Secretary